                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                               February 22, 2000
               Date of Report (Date of earliest event reported)



                                  ONEOK, Inc.
            (Exact name of registrant as specified in its charter)



          Oklahoma                        1-2572                  73-1520922
(State or other jurisdiction           (Commission              (IRS Employer
        of incorporation)              File Number)       Identification No.)


                       100 West Fifth Street; Tulsa, OK
                   (Address of principal executive offices)


                                     74103
                                  (Zip code)


                                (918) 588-7000
             (Registrant's telephone number, including area code)


                                Not Applicable
         (Former name or former address, if changed since last report)

Items 1 - 4.   Not Applicable.
------------   ---------------

Item 5.        Other Events.
-------        -------------

     On February 14, 2000, ONEOK, Inc. (the "Company") held a conference call with financial analysts to discuss two recently announced acquisitions.

     The first discussed was the acquisition of certain processing plants and gas gathering and transmission pipelines from Dynegy Inc. for a cash purchase price of approximately $300 million. No working capital is being purchased.

     The second discussed was the acquisition of certain gathering and processing assets, marketing and trading businesses, and storage and transmission systems from Kinder Morgan, Inc., for approximately $114 million in cash, plus the assumption of certain liabilities and subject to adjustment for working capital estimated at approximately $120 million. Included in the acquisition is (1) the operating lease for the Bushton, Kansas processing plant for which the Company anticipated establishing a liability for uneconomic lease obligation terms (2) certain firm capacity lease obligations to third parties for which the Company anticipates establishing a liability for the out-of-market terms of those contracts. These liabilities will be determined at closing.

     A complete transcript of the conference call is attached hereto as exhibit 99.a and incorporated herein by reference.

     In April 1999, the Company announced an agreement to acquire Southwest Gas Corporation ("Southwest") by merger for cash consideration of approximately $917 million, plus the assumption of approximately $900 million of related indebtedness. On January 18, 2000, the Company was notified by Southwest that it believed the Company had breached the merger agreement. Southwest demanded that the alleged breach be cured. On January 20, 2000, the Company's board of directors voted to terminate the merger agreement. On January 21, 2000, the Company advised Southwest that the Company did not believe it was in breach of the merger agreement and that the Company had exercised its right to terminate the merger agreement. On the same date, the Company filed a complaint in the U.S. District Court in Tulsa, Oklahoma seeking a declaratory judgment that it had properly terminated the merger agreement. On January 24, 2000, in response to the Company's termination of the merger agreement, Southwest filed a complaint against the Company and Southern Union Company ("Southern Union") in the U.S. District Court in Phoenix, Arizona. Southern Union, which had attempted to acquire Southwest, is a party or intervenor in various actions and previously pending regulatory proceedings relating to the Company's previously proposed merger with Southwest. These actions and proceedings are described in detail in the Company's other reports filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") as are two shareholder derivative actions also related to the previously proposed merger that were filed in the District Court of Tulsa County, Oklahoma on February 3, 2000 against the Company's board of directors.

     The Company has denied any liability or breach with regard to the merger agreement and the various actions and proceedings referred to above and in the Company's other filings under the Exchange Act. Nevertheless, the Company expects that these actions and proceedings will continue for the foreseeable future. These actions and proceedings are at a preliminary stage and, thus, it is not possible to predict their outcome. If the complaints in any of the actions or proceedings were to be successful in their claims against the Company and if substantial damages were to be awarded, the Company's financial condition, cash flow and results of operations could be materially adversely affected. The Company intends to vigorously defend these claims.

Item 6.      Not Applicable.
-------      --------------

Item 7.      Financial Statements, Pro Forma Financial information and Exhibits.
-------      -------------------------------------------------------------------

Exhibit No.: Description
             -----------

99.a         Transcript of February 14, 2000, conference call.

99.b Agreement and Plan of Merger between ONEOK, Inc., OASIS Acquisition Corporation, and Southwest Gas Corporation. (Incorporated by reference from Exhibit 99.b to Form 8-K filed December 16, 1998.)

99.c Amendment No. 1 to Agreement and Plan of Merger between ONEOK, Inc., OASIS Acquisition Corporation, and Southwest Gas Corporation. (Incorporated by reference from Exhibit 99.b to Form 8-K filed April 26, 1999.)

Items 8-9.   Not Applicable.
----------   ---------------

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 22/rd/ day of February 2000.


                                          ONEOK, Inc.

                                    By:   Jim Kneale
                                          ----------------------------------
                                          Jim Kneale
                                          Vice President, Chief Financial
                                          Officer, and Treasurer